Exhibit 99.2

For Immediate Release

TechniScan signs agreement with Texas-based Company to co-develop a new version of its breast imaging device

SALT LAKE CITY (January 18, 2010) — TechniScan (OTCBB: TSNI), a medical device company engaged in the development and commercialization of an automated 3D breast ultrasound imaging system, announced today that it has signed a Product Development Agreement with Austin, Texas based Womens3D, Inc. worth a minimum of $1.5 million.

TechniScan and Womens3D will co-develop technology specifically for Womens3D’s proposed target market that is directed toward women’s health practices.

Under the terms of the agreement, Womens3D acquired a prototype of the TechniScan WBU system for $250,000 and contemplates contributing at least $1.25 million more to support development of a specialized whole breast ultrasound imaging system based on the TechniScan Warm Bath Ultrasound (WBU) product now in clinical testing. In addition, TechniScan will supply technical support of the product and customization of the imagining network applications that will be used in part to store and transmit the image files.

“As a part of the Development Agreement, we purchased a prototype WBU system for evaluation and we are now very excited to be working with TechniScan and welcome their expertise as we address the needs of the developing markets in women’s health,” said Scott Sanders, chief executive officer of Womens3D.

Womens3D’s Chief Science Officer, Dr. Mark Lenox, formerly part of the engineering team that performed the research and early development and commercialization of Positron Emission Tomography (PET) in nuclear medical imaging, conducted the technical evaluation of TechniScan’s WBU system.

TechniScan’s Warm Bath Ultrasound (WBU) system is designed to capture three-dimensional images of the breast as a woman lies prone on a table while proprietary ultrasound technology in a warm water tank images the breast anatomy.  This new method of imaging produces diagnostic information that is not available with traditional hand-held ultrasound or whole breast ultrasound systems presently on the market.

“TechniScan is excited to be working with Womens3D on this development program which potentially will open new markets for our equipment and add a valuable partner to our development efforts. Over the next one to two years we expect to complete the development of an ultrasound system for Womens3D based on our technology,” said Dave Robinson, chief executive officer of TechniScan.

A more complete and detailed description of the Product Development Agreement is set forth in TechniScan’s current report on Form 8-K filed today with the Securities and Exchange Commission.

About TechniScan

TechniScan, Inc., is a medical device company engaged in the development and commercialization of a non-invasive imaging tool designed to provide physicians with automated ultrasound images of the human breast. TechniScan’s WBU™ imaging device is limited by U.S. law to investigational use, unless and until cleared by the FDA.  For more information, please visit www.tsni.com.

About Womens3D

Womens3D, Inc., is an early stage medical device company engaged in the development and commercialization of imaging solutions designed to provide women’s health practices with powerful new tools that can deliver rapid and clinically effective diagnostic breast imaging at the point of care.  For more information please visit www.Womens3D.com.

Forward-Looking Statements Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “potential,” “intend,” and similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of TechniScan, Inc. (the “company”) to be materially different from those expressed or implied by such forward-looking statements.  The company’s future operating results are dependent upon many factors, including risk factors discussed in the company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov, including the company’s Annual Report on Form 10-K filed on March 22, 2010. The company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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For More Information:

Dave Robinson

TechniScan Medical Systems
(801) 994-2965
drobinson@tsni.com